Exhibit 99.1

Summit Financial Services Announces Third Quarter Results

November 14, 2006 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today reported its revenues and net income for the three and nine-month periods ended September 30, 2006. For the quarter ended September 30, 2006, the Company reported revenues of $7,166,318, an increase of approximately 10% from the $6,540,578 in revenues reported for the quarter ended September 30, 2005. For the 2006 quarter, the Company reported net income of $140,546, an increase of approximately 46% from the $96,204 in net income reported for the 2005 quarter. For the nine months ended September 30, 2006, the Company reported revenues of $20,904,210, an increase of approximately 26% from the $16,598,910 in revenues reported for the nine months ended September 30, 2005. For the 2006 nine-month period, the Company reported net income of $239,416, an increase of approximately 41% from the $169,744 in net income reported for the 2005 nine-month period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “our revenue growth is due largely to our ongoing commitment to not only expand our network of independent financial advisors, but also to increase the gross production per financial advisor. While we are also pleased with the improvement in our earnings for both the three and nine-month periods, we will continue to make those investments in our infrastructure, as well as in our financial advisor recruiting and retention efforts, to enable the Firm to attract and retain the industry’s finest financial advisors.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 200 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.